Filed Pursuant to Rule 424(b)(3) Registration No. 333-106712

PROSPECTUS SUPPLEMENT

(To prospectus dated July 24, 2003

and supplemented September 28, 2006)

VION PHARMACEUTICALS, INC.

576,923 Shares of Common Stock1

This document supplements the prospectus dated July 24, 2003 and supplemented September 28, 2006 pursuant to which the stockholders and warrant holders of Vion Pharmaceuticals, Inc. (hereafter “Vion,” “we” or “us”) listed in the prospectus may offer and sell from time to time up to an aggregate of 576,923 shares of our common stock. The number of shares being offered by the prospectus includes 192,308 shares issuable upon the exercise of warrants with an exercise price of $22.00 per share. Our common stock is listed on the Nasdaq Capital MarketSM under the symbol “VION.” The last reported sale price for our common stock on April 23, 2008 as reported by the Nasdaq Capital MarketSM was $1.24.

We are not selling any shares and no new shares are being registered in this prospectus supplement. This supplement soley amends the table of selling stockholders on page 17 of the prospectus to reflect a warrant transfer from OTAPE Investments LLC to OTA LLC.

You should read this prospectus supplement in conjunction with the prospectus dated dated July 24, 2003 and supplemented September 28, 2006, and this prospectus supplement is qualified in its entirety by reference to the prospectus, as supplement, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and earlier supplements. The prospectus is to be delivered with this prospectus supplement. The terms of the warrants and the common stock issuable upon exercise of the warrants are set forth in the prospectus.

All share numbers set forth in this prospectus supplement reflect the one-for-ten reverse stock split of our common stock effected on February 20, 2008.

See ‘‘Risk Factors,’’ which begins on page 8 on the accompanying prospectus dated July 24, 2003, and as incorporated by reference therein, for certain information that should be considered by prospective investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 24, 2008.

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All share numbers set forth in this prospectus supplement reflect the one-for-ten reverse stock split of our common stock effected on February 20, 2008. No new shares are being registered in this prospectus supplement.

SELLING STOCKHOLDERS

The prospectus is hereby amended and supplemented to add in the table under the caption “Selling Stockholders” beginning on page 17 of the prospectus the information regarding the selling stockholder listed below. The information in this table has been provided to us by the selling stockholder.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before this Offering*	% of Common Stock Owned Before this Offering*	Shares of Common Stock Being Offered	% of Common Stock Owned After this Offering (1)	Number of Shares of Common Stock Beneficially Owned After this Offering (1)
OTA LLC (2)	24,789	**	11,539	**	13,250
*

The amount of shares of common stock indicated in the table may be different from the amounts actually owned by the selling stockholders due to sales by such stockholders pursuant to this prospectus, open market purchases or sales, or other sales or issuances not related to the offering, of which we have not been notified.

**	Less than 1%. The percentage of ownership of common stock is based on 8,056,429 shares of common stock outstanding as of April 22, 2008.
(1)	Assumes sale of all of the shares of common stock offered hereby.

(2)

Such 11,539 shares of common stock are issuable upon the exercise of warrants, which amount reflects the transfer of warrants to purchase 11,539 shares of common stock from OTAPE Investments LLC to OTA, LLC. Ira M. Leventhal, a senior managing director of OTA LLC, has voting and investment control over the reported securities. In addition, OTA LLC owns warrants to purchase 13,250 shares of our common stock which are not eligible for resale pursuant to this prospectus. This selling securityholder has identified itself as a broker-dealer or an affiliate of a broker-dealer.

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